Exhibit 10.7

Tyco Electronics Ltd.
2007 Stock and Incentive Plan

TERMS AND CONDITIONS
OF
OPTION AWARD

OPTION AWARD made as of July 2, 2007.

1.             Grant of Option.  Tyco Electronics Ltd. (the “Company”) has granted you an Option to purchase Shares of Common Stock, the number of which is set forth in a separate grant notification letter (“Grant Letter”), subject to the provisions of this Award Agreement.  This Option is a Non-Qualified Option.

2.             Exercise Price.  The purchase price of the Shares covered by the Option is set forth in your Grant Letter.

3.             Vesting.  The Option will become exercisable in cumulative installments as follows: one fourth (1/4) of the Shares specified in your Grant Letter, one (1) year from the Grant Date (as set forth in your Grant Letter); an additional one fourth (1/4) of the Shares, two (2) years from the Grant Date; an additional one fourth (1/4) of the Shares, three (3) years from the Grant Date; and the remaining one fourth (1/4), four (4) years from the Grant Date.  Your vested right will be calculated on the anniversary of the Grant Date.  If you terminate employment before full vesting, you will forfeit the unvested portion of the Option and, subject to Section 12, you may exercise the vested portion of the Option until the earlier of (a) the date described in Section 4 below, or (b) 90 days after your Termination of Employment.  However, if your Termination of Employment is as a result of your Normal Retirement (Termination of Employment on or after age 60 if the sum of your age and years of service with the Company is at least 70), Retirement (Termination of Employment on or after age 55 if the sum of your age and years of service with the Company is at least 60), Death, Disability, Change in Control, or Divestiture or Outsourcing Agreement, this Option will become vested and exercisable in accordance with the provisions of Section 7, 8 or 9, as applicable.

4.             Term of Option.  Unless the Option has been terminated or cancelled, the Option must be exercised before the close of the New York Stock Exchange (“NYSE”) on the day prior to the 10th anniversary of the Grant Date.  If the NYSE is not open for business on the expiration date specified, the Option will expire at the close of the NYSE’s next business day.

5.             Payment of Exercise Price.  To exercise the Option, you must pay the Exercise Price for each Share as set forth in the Grant letter.  You may pay the Exercise Price in cash, or by certified check, bank draft, wire transfer or postal or express money order.  You may also pay the Exercise Price by using one or more of the following methods: (i) delivering to the Company or its agent a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly (within the typical settlement cycle for the sale of equity securities on the relevant trading market, or otherwise in accordance with Regulation T issued by the Federal Reserve Board) to the Company sale or loan proceeds adequate to satisfy the portion of the

Exercise Price being so paid; (ii) if expressly approved by the Committee, tendering to the Company (by physical delivery or attestation) or its agent certificates of Common Stock that you have held for six (6) months or longer (unless the Committee, in its discretion, waives this 6-month period) and that have an aggregate Fair Market Value as of the day prior to the date of exercise equal to the portion of the Exercise Price and any applicable taxes being so paid; or (iii) if such form of payment is expressly authorized by Board or Committee, instructing the Company to withhold Shares that would otherwise be issued were the Exercise Price to be paid in cash and that have an aggregate Fair Market Value as of the date of exercise equal to the portion of the Exercise Price and any applicable taxes being so paid.  Notwithstanding the foregoing, you may not tender any form of payment that the Company determines, in its sole and absolute discretion, could violate any law or regulation.  You are not required to purchase all Shares subject to the Option at one time, but you must pay the full Exercise Price for all Shares that you elect to purchase before they will be delivered.

6.             Exercise of Option.  Subject to the terms and conditions of this Award Agreement, the Option may be exercised by contacting UBS Financial Services Inc. at 877-461-7802 if calling from within the U.S. or 001-201-272-7684 if calling from outside the U.S., or such other stock option administrator as is selected by the Company.  If the Option is exercised after your death, the Company will deliver Shares only after the Committee or its designee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

7.             Retirement, Disability or Death.  Notwithstanding the vesting and exercise provisions described in Section 3, the Option will vest and remain exercisable as set forth below (or as set forth in paragraph 8 or 9, as applicable), in the event of Retirement (as defined in paragraph 3), Normal Retirement (as defined in paragraph 3), Disability or Death, subject however, to Section 12:

Event	Vesting	Exercise
Retirement (as defined in paragraph 3)

Normal Retirement (as defined in paragraph 3)

Disability or Death

Unvested Awards are forfeited if you retire from active employment less than 24 months after Grant Date. On or after the 2nd anniversary of Grant Date, a pro rata portion of the Unvested Awards (rounded up or down to the nearest full year increment), as determined based on the portion of the four year vesting term that you have completed prior to Termination (with an offset for shares previously vested) shall become exercisable upon the earlier of the normal vesting schedule (as listed in Section 3) or your Retirement.

Vested Awards expire on the earlier of (i) original expiration date described in Section 4, or (ii) 3 years after Retirement.

Notwithstanding the terms of the Plan, Unvested Awards are forfeited if you retire from active employment less than 24 months after Grant Date. On or after the 2nd anniversary of Grant Date, Unvested Awards become fully exercisable upon the earlier of the original vesting schedule (as listed in Section 3) or your Normal Retirement.

Vested Awards expire on the earlier of (i) original expiration date described in Section 4, or (ii) 3 years after Normal Retirement.

Unvested Awards become fully vested as of the Date of Termination	Vested Awards expire earlier of (i) original expiration date described in Section 4, or (ii) 3 years after Termination of Employment.

8.             Change in Control.   Notwithstanding the vesting and exercise provisions described in Section 3, and subject to Section 5.4 of the Plan, if your employment is terminated following a Change in Control, as defined in the Plan, your Option will immediately become fully vested, and you will be entitled to exercise the Option until the earlier of (x) the original expiration date described in Section 4 or (y) the third anniversary of your Termination of Employment, provided that:

(a) your employment is terminated by the Company or a Subsidiary for any reason other than Cause, Disability or death in the twelve-month period following the Change in Control; or

(b) you terminate your employment with the Company or your employing Subsidiary within the twelve-month period following the Change in Control as a result of, and within 180 days following, the occurrence of one of the following events:

i.                  the Company or your employing Subsidiary (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position, authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities; or

ii.               the Company or your employing subsidiary, without your consent, (1) requires you to relocate to a principal place of employment more than fifty (50) miles from your existing place of employment; or (2) reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits taken as a whole.

9.             Termination of Employment as a Result of Divestiture or Outsourcing.  Notwithstanding the vesting and exercise provisions described in Section 3, and subject to Section 12, if your Termination of Employment is as a result of a Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement, your Option Award will vest on a pro-rata basis based on (i) the number of whole months completed from Grant Date through the closing date of the applicable transaction over the original number of months of the vesting period, times (ii) the total number of shares awarded under the Option minus (iii) the number of shares previously vested. The vested portion of your Option Award will expire on the earlier of the original expiration date of the Award described in Section 4 or three (3) years after the date of your Termination of Employment.

Notwithstanding the foregoing, you shall not be eligible for such pro-rata vesting and extended expiration date if, (i) your Termination of Employment occurs on or prior to the closing date of such Disposition of Assets or Disposition of a Subsidiary, as applicable, or on such later date as is specifically provided in the applicable transaction agreement or related agreements, or on the effective date of such Outsourcing Agreement applicable to you (the “Applicable Employment Date”), and (ii) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date.

For purposes of this section 9, (i) “Comparable Employment” is defined as employment at a base salary rate and bonus target that is at least equal to the base salary rate and bonus target in effect immediately prior to your termination of employment and at a location that is no more than 50 miles from your job location in effect immediately prior to your termination of employment; (ii) “Disposition of Assets” shall mean the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated corporation or entity; (iii) “Disposition of a Subsidiary” shall mean the disposition by the Company or a Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or entity ceases to be an affiliated company as a result of such disposition; and (iv) “Outsourcing Agreement” shall mean a written agreement between the Company or a Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which (a) the Company transfers the performance of services previously performed by employees of the Company or Subsidiary to the Outsourcing Agent, and (b) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

10.           Withholdings.  The Company will have the right, prior to the issuance or delivery of any Shares in connection with the exercise of the Option, to withhold or demand from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee.  The methods described in Section 5 may also be used to pay your withholding tax obligation.

11.           Transfer of Option.  You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution.  Notwithstanding the foregoing, you may transfer the Option to members of your immediate family or to one or more trusts for the benefit of family members or to one or more partnerships in which the family members are the only partners, provided that (i) you do not receive any consideration for the transfer, (ii) you furnish the Committee or its designee with detailed written notice of the transfer at least three (3) business days in advance, and (iii) the Committee or its designee consents in writing.  For this purpose, “family member” means any spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members.  Any Option transferred pursuant to this provision will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to transfer.  The Option may be exercised by the transferee only to the same extent that you could have exercised the Option had no transfer occurred.

12.           Covenant; Forfeiture of Award; Agreement to Reimburse Company.

(a)           If you have been terminated for Cause, including without limitation a termination as a result of your violation of the Company’s Code of Ethical Conduct, any outstanding vested or unvested stock options shall be immediately rescinded and you will forfeit any rights you have with respect to those options and, in addition, you hereby agree and promise immediately to deliver to the Company, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit you realized upon an exercise of the Option during the period beginning six (6) months prior to your Termination of Employment and ending on your Termination of Employment.

(b)           If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind the unvested portion of your Option and any vested but unexercised portion of the Option and you will immediately forfeit any and all rights you have remaining on the date the Committee makes such determination with respect to the Option.  In addition, you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) equal in value to the amount of any profit you realized upon the exercise of any portion of the Option during the period six (6) months prior to your Termination of Employment through the date of the Committee’s determination.

(c)           If the Committee determines, in its sole discretion, that at anytime after your Termination of Employment and prior to the second anniversary of your Termination of Employment you (i) disclosed business confidential or proprietary information related to any business of the Company or Subsidiary or (ii) have entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (a) such employment or consultation arrangement would likely (in the sole judgment of the Committee) result in the disclosure of business confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you have had access to business strategic or confidential information, and (b) the Committee has not approved the arrangement in writing, then any Option that you have not exercised (whether vested or unvested) will immediately be rescinded, and you will forfeit any rights you have with respect to these Options as of the date of the Committee’s determination.  In addition, you hereby agree and promise immediately to deliver to the Company, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit you realized upon an exercise of the Option during the period beginning six (6) months prior to your Termination of Employment and ending on the Committee’s determination date.

13.           Adjustments.  In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by the Option, the Exercise Price and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Option.

14.           Restrictions on Exercise.  Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.  The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.  Notwithstanding this Statement of Terms and Conditions, Optionee may exercise the Option only pursuant to the “broker-assisted cashless exercise” method described in Section 5(i) of this Statement of Terms and conditions if so restricted by local law at the time of exercise.

15.           Disposition of Securities.  By accepting the Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy, and are aware of and understand your obligations under federal securities laws with respect to trading in the Company’s securities, and you agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law.  The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

16.           Plan Terms Govern.  The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe.  The Plan document, as may be amended from time to time, is incorporated into this Award Agreement.  Capitalized terms used in this Award Agreement have the meaning set forth in the Plan, unless otherwise stated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the Plan will control.  By accepting the Award, you acknowledge receipt of the Plan, as in effect on the date of this Award Agreement.

17.           Personal Data.  To comply with applicable law and to administer the Plan and this Award Agreement properly, the Company and its agents may hold and process your personal data and/or sensitive personal data.  Such data includes, but is not limited to, the information provided in this grant package and any changes thereto, other appropriate personal and financial data about you, and information about your participation in the Plan and Shares obtained under the Plan from time to time.  By accepting the Award, you hereby give your explicit consent to the Company’s processing any such personal data and/or sensitive personal data.  You also hereby give your explicit consent to the Company’s transfer of any such personal data and/or sensitive personal data outside the country in which you work or reside and to the United States.

The legal persons for whom your personal data are intended include the Company and any of its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator as selected by the Company from time to time, and any other person that the Company may find in its administration of the Plan to be appropriate.  You have the right to review and correct your personal data by contacting your local Human Resources Representative.  You understand that the transfer of the information outlined here is important to the administration of the Plan, and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.

18.           No Contract of Employment or Promise of Future Grants.  By accepting the Award, you agree to be bound by this Award Agreement and acknowledge that the Award is granted at the sole discretion of the Company and is not considered part of any contract of employment with the Company or of your ordinary or expected salary or other compensation and will not be considered as part of such salary or compensation for purposes of any pension benefits or in the event of severance, redundancy or resignation.  If your employment with the Company or a Subsidiary is terminated for any reason, whether lawfully or unlawfully, you agree that you will not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

19.           Limitations.  Nothing in this Award Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Subsidiaries or to interfere in any way with the right of the Company or any Subsidiary to terminate your employment at any time.  Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option.  You have no rights as a stockholder of the Company pursuant to the Option until Shares are actually delivered you.

20.           Incorporation of Other Agreements.  This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option.  This Award Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

21.           Severability.  The invalidity or unenforceability of any provision of this Award Agreement will not affect the validity or enforceability of the other provisions of this Award Agreement, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

By accepting this Award, you agree to the following:

(i)            you have carefully read, fully understand and agree to all of the terms and conditions described in this Award Agreement and the Plan; and

(ii)           you understand and agree that this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded.

You will be deemed to consent to the application of the terms and conditions set forth in this Award Agreement and the Plan unless you contact Tyco Electronics, Ltd., c/o Equity Plan Administration, 1050 Westlakes Dr, Berwyn, PA 19312 in writing within thirty (30) days of the date of this Award Agreement.  Notification of your non-consent will nullify this grant unless otherwise agreed to in writing by you and the Company.

Thomas J. Lynch
Chief Executive Officer,
Tyco Electronics, Ltd.